Exhibit 99

For Immediate Release

Contact:

Matthew Shepherd

678-942-2683

mshepherd@netbank.com

NetBank, Inc. Reports Loss of $.24 per Share for First Quarter 2006

Economic and Market Factors Weigh Heavily on Results;

Management Moves Aggressively to Mitigate Pressures and Improve Performance

ATLANTA (May 10, 2006) — NetBank, Inc. (Nasdaq: NTBK), a diversified financial services provider and parent company of NetBank® (www.netbank.com), today reported financial results for the quarter ended March 31, 2006. The company recorded a net loss of $11.0 million or $.24 per share for the period, compared with a net loss of $2.0 million or $.04 per share during the same quarter a year ago.

Key trends worth noting include the following. All comparisons are to fourth quarter 2005 results unless identified otherwise.

•      A Decline in Earning Assets at the Bank. Average earning assets totaled $4.6 billion, a decrease of $132 million or 2.8%. Management has fully leveraged the company’s existing capital base and is moderating asset growth until current capital pressures ease.

•      Seasonally Low Mortgage Production and Sales. Mortgage production fell due to seasonal factors. Production across all channels totaled $2.8 billion, a decline of $451 million or 13.8%. Sales were down in consequence. Sales totaled $2.9 billion, a decrease of $464 million or 13.8%.

•      Highly Competitive Mortgage Pricing. Mortgage pricing competition remained aggressive in the indirect channels throughout the quarter as lenders attempted to gain market share through lower pricing. This competition put additional pressure on the pre-tax margin in our Financial Intermediary segment, driving it from -8 basis points (bps) last quarter to -18 bps this quarter.

•      Negative Net Servicing Results. There was a $12.7 million swing in net servicing results. These results went from a pre-tax contribution of $6.9 million a quarter ago to a pre-tax loss of $5.8 million in the current quarter. Prior quarter results benefited from a significant recovery of past impairment expense and better hedge performance. Hedge performance came under pressure this quarter as the margin between mortgage rates and swaps compressed sharply.

•      Expensing of Stock Awards. The company adopted SFAS 123(R), effective January 1, 2006, and is now recognizing expenses related to stock options for the first time. Expenses are recorded over the vesting period. This practice applies to new grants as well as any unvested portion of historical ones. These expenses totaled $1.6 million, pre-tax, in the first quarter. Stock award grants are extended to certain employees as part of the company’s employee compensation and retention efforts. The grants are generally comprised of options and shares that vest over a specific period of time.

The company has revised its financial reporting format. Results in this announcement as well as any related supplemental data conform to the new format. The servicing asset is now reported as a separate segment. It had been presented as part of the Retail Banking segment previously. The company also changed how it accounts for overhead expenses. Overhead expenses that are considered direct or attributable to a line of business are booked within that business, while indirect and general corporate overhead expenses that relate to multiple lines of business are pooled and reported within the Other/Corporate Overhead segment. Management announced its plan to revise the company’s financial reporting format at our analyst-investor meeting in March. The revisions are intended to provide more transparency and to further clarify our financial results. Prior period segment data has been adjusted to conform to current classifications.

Management Commentary

“We are very disappointed with first quarter results but believe they have to be considered in context with prevailing market conditions and the progress we have made over the past few years against our long-term strategic objectives,” said Douglas K. Freeman, Chairman and Chief Executive Officer.

“In 2003, our income was highly dependent on earnings from our wholesale and correspondent mortgage channels. We recognized then that these businesses are highly cyclical and have the potential to incur operating losses during rising interest rate environments when mortgage origination volumes decline. So, we laid out a strategic plan to improve performance at the bank and to diversify into other businesses that complemented or ran counter cyclical to the indirect mortgage operations.

“We have fundamentally improved the long-term earnings prospect of the company by building out the bank, our retail mortgage franchise and our ATM and payment processing businesses,” Freeman continued. “But, we are now facing a kind of perfect storm of market and economic conditions that has put pressure on our businesses across the board. Simply put, we have not yet had the time or opportunity to attain the level of diversification that would enable us to better mitigate and limit the bottom line impact of the interest rate and mortgage pricing pressures we are seeing today.

“Although our overall strategic plan remains directionally correct, we cannot advance all of our initiatives and generate sufficient shareholder return under the current business climate,” Freeman concluded. “We have begun to actively narrow our focus to those initiatives that generate the best return on a risk-adjusted capital basis or to those that carry the greatest long-term strategic significance. Our recently announced plan to sell our servicing platform and asset is part of that process. These efforts should allow us to improve short-term results and keep our franchise value intact.”

Banking Segment Performance

Table 1 below details results in the company’s Retail Banking segment. Pre-tax income totaled $1.7 million, an increase of $648,000 from last quarter.  The segment’s risk-adjusted interest margin rose 15 bps to 156 bps. This additional spread helped to offset the impact of a decline in earning assets. Total earning assets fell by $132 million to $4.6 billion. Assets are likely to remain at the current level or show additional contraction until existing capital pressures ease or the company frees up capital from other lines of business to support additional asset growth at the bank.

Table 1

RETAIL BANKING

($ in 000s, Unaudited)

	2006 1st Quarter	2005 4th Quarter	Change
Net interest income	$20,969	$20,383	$586
Provision for credit losses	2,999	3,645	(646)
Net interest income after provision	17,970	16,738	1,232
Gain on sales of loans	—	333	(333)
Fees, charges and other income	3,631	3,678	(47)
Total revenues	21,601	20,749	852
Total expenses	19,916	19,712	204
Pre-tax income	1,685	1,037	648

Average earning assets	$4,609,654	$4,741,288	$(131,634)

Operations to average earning assets
Net interest income after provision	1.56%	1.41%	0.15%
Gain on sale, fees, charges and other income	0.32%	0.34%	(0.02)%
Banking revenues	1.88%	1.75%	0.13%
Total expenses	1.73%	1.66%	0.07%
Pre-tax income before net servicing results	0.15%	0.09%	0.06%

Additional performance drivers behind Retail Banking segment performance include the following. All comparisons are on a sequential quarter basis unless noted otherwise.

•      Deposits increased to $2.8 billion, up $31.5 million or 4.5% on an annualized basis.

•      Our business finance operation continued to perform well. Pre-tax income totaled $3.0 million, an increase of $365,000 or 13.6%. The channel’s lease portfolio grew by $15.0 million and accounted for most of the additional income. Production eased to $51.4 million, down 5.2 million or 9.2%.

•      Pre-tax income from our auto lending business improved slightly but was still inconsequential at $54,000. Management continues to limit production in this channel since its risk-adjusted returns, given current market conditions, remain below other lines of business.

Financial Intermediary Segment Performance

Table 2 below details results in the company’s Financial Intermediary segment. The segment reported a pre-tax loss of $4.4 million, compared with a pre-tax loss of $1.7 million a quarter ago. As expected, seasonal factors weighed on performance and contributed to the broader loss at the bottom line. Pricing competition heated up and origination volumes declined industry wide as they typically do each year during the winter months. The segment’s pre-tax margin dropped an additional 10 bps to -18 bps. Production and sales both declined by 13.8%. Production totaled $2.8 billion, while sales totaled $2.9 billion.

Segment results also include a reversal of $2.0 million in reserves. The company disclosed concerns over a limited group of loans in November 2005 after it learned that misrepresentations may have been made when the loans were originated. The company booked reserves of $3.5 million then as a matter of prudence. Our follow-up investigation showed that we had clear title to the properties and that the reserve more than covered any potential exposure. A number of those loans have since paid in full and no longer pose a concern. Management adjusted the level of reserve against the remaining loans accordingly.

Table 2

FINANCIAL INTERMEDIARY

($ in 000s, Unaudited)

	2006 1st Quarter	2005 4th Quarter	Change
Net interest income	$6,693	$7,746	$(1,053)
Gain on sales of loans	22,450	26,805	(4,355)
Other income	524	905	(381)
Net Beacon Credit Services results	(286)	(79)	(207)
Net MG Reinsurance results	881	856	25
Total revenues	30,262	36,233	(5,971)
Salary and employee benefits	18,294	19,351	(1,057)
Occupancy and depreciation expense	6,235	6,598	(363)
Other expenses	10,172	11,987	(1,815)
Total expenses	34,701	37,936	(3,235)
Pre-tax loss	$(4,439)	$(1,703)	$(2,736)

Production	$2,815,262	$3,266,622	$(451,360)
Sales (includes intercompany sales)	$2,894,307	$3,358,508	$(464,201)

Total revenues to sales	1.05%	1.08%	(0.03)%
Total expenses to production	1.23%	1.16%	0.07%
Pre-tax margin	(0.18)%	(0.08)%	(0.10)%

Additional performance drivers behind Financial Intermediary segment performance include the following. All comparisons are on a sequential quarter basis unless noted otherwise.

•      The margin pressures on the conforming side of our business have been more pronounced in our indirect channels. We continue to see more consistent and stable performance within our retail franchise, Market Street Mortgage. Market Street Mortgage has been able to gain market share over the past few years by building strong relationships with builders and focusing on the specific needs of minority and first-time homebuyers. Although Market Street Mortgage’s production was down from last quarter due to seasonality, its production was up by $157 million or 25% when compared with production in the same period a year ago.

•      The gain on sale margin within the non-conforming channel showed marked improvement. It rose 25 bps to 115 bps. Although this is clearly a move in the right direction, the gain on sale margin still remains well below historic norms or even last year’s high of 169 bps.

Transaction Processing Segment Performance

Table 3 below details results in the company’s Transaction Processing segment. Pre-tax income totaled $1.5 million, an increase of $85,000 from last quarter. Although performance appears relatively consistent at the bottom line, the underlying drivers are different. Reduced interchange fees and heightened competition for merchant contracts as they come up for renewal have put pressure on revenue within our ATM and debit-

credit processing operation. However, this pressure was more than offset by a decrease in operating expenses within our servicing factory.

Table 3

TRANSACTION PROCESSING

($ in 000s, Unaudited)

	2006 1st Quarter	2005 4th Quarter	Change
Total revenue	$6,225	$6,744	$(519)
Total expenses	4,727	5,331	(604)
Pre-tax income	$1,498	$1,413	$85

Additional performance drivers behind Transaction Processing segment performance include the following. All comparisons are on a sequential quarter basis unless noted otherwise.

•      The number of loans serviced by our servicing factory fell by 4,871 to 117,993 as the size of the company’s servicing asset continues to contract.

•      The company’s network of ATMs and debit-credit processing terminals remained flat. We had 9,582 ATMs and 2,328 debit-credit processing terminals in operation at quarter-end.

•      We signed Navy Federal Credit Union as a client for QuickPostSM, our deposit- and payment-forwarding service. Navy Federal has 2.6 million members and ranks as the largest credit union in the world. We expect to roll the service out to Navy Federal’s members later this year.

Servicing Asset Segment Performance

Table 4 below details results in the company’s Servicing Asset segment. The segment reported a pre-tax loss of $5.8 million, compared with pre-tax income of $6.9 million a quarter ago. The difference is centered in net hedge results. In the fourth quarter, an improving environment for mortgage servicing rights led to net hedge gains of $10.6 million, pre-tax. In contrast, the company’s net hedge results came under significant pressure during the first quarter as the spread between mortgage rates and mortgage swaps declined by 19 bps. This compression affected the industry as a whole and drove our net hedge results to a pre-tax loss of $3.1 million.

Table 4

SERVICING ASSET

($ in 000s, Unaudited)

	2006 1st Quarter	2005 4th Quarter	Change
Net interest income	$326	$21	$305
Servicing fees	10,601	10,296	305
Other income	28	36	(8)
Total revenue	10,955	10,353	602
Amortization of MSRs	10,547	10,556	(9)
Subservicing fees paid	2,503	2,565	(62)
Other expenses	623	952	(329)
Total expenses	13,673	14,073	(400)
Pre-tax servicing margin	(2,718)	(3,720)	1,002
Loss on hedges	(6,698)	(238)	(6,460)
Recovery	3,611	10,831	(7,220)
Net hedge results	(3,087)	10,593	(13,680)
Net pre-tax income (loss)	$(5,805)	$6,873	$(12,678)

Additional performance drivers behind Servicing Asset segment performance include the following. All comparisons are on a sequential quarter basis unless noted otherwise.

•      The average unpaid principal balance related to the company’s mortgage servicing rights totaled $13.1 billion, a decrease of $294 million or 2.2%.

•      Management recently announced its intention to sell the company’s servicing platform and the bulk of its servicing asset as part of its ongoing effort to optimize performance from a risk-adjusted return on capital perspective. We originally pursued the servicing asset as a natural macro hedge against our mortgage origination businesses, but we have not yet achieved the scale we targeted. Management believes the asset needs to be at least $25 billion in size to serve as an effective hedge and to generate the type of risk-adjusted return the company requires today.

Second Quarter Earnings Outlook

Management expects performance across its operating segments to remain under pressure as many of the business conditions that impacted first quarter results persist. Results in the company’s indirect mortgage channels are showing improvement as pricing competition has eased from first quarter levels. We believe this improvement should help to drive the company’s earnings back toward the break-even mark. However, the risk for renewed pricing pressures in these channels along with the potential for negative net servicing results could cause results to fall below this mark. Analyst estimates for second quarter results range from income of $.04 to a loss of $.05 at present. We are currently biased to the downside of this range.

Supplemental Financial Data

The company posts additional financial information directly to its Web site. We publish a report that decomposes quarterly results by line of business within each segment. The data is presented in a five-quarter format where current quarter results are shown along side results from the most recent four quarters. This report is designed to give interested parties a more granular look at the company’s results and to make it easier for them to monitor performance trends.

The quarterly data posted this morning includes the current five-quarter trend along with quarterly information from 2004. All of the material conforms to the new financial reporting format mentioned earlier in this release. The 2004 data is intended to provide additional historical perspective under the revised financial reporting format.

Interested parties can access this material at www.netbankinc.com. Go to the “Investor Relations” area and click on the “Financial Data” link. Within this same area, we post a monthly report that shows key operating statistics for the company’s major lines of business. Management also uses this report to update the company’s quarterly earnings guidance as needed. The company publishes this report around the 20th of each month and files it simultaneously with the Securities Exchange Commission under Form 8-K.

Conference Call Information

Management has scheduled a conference call to discuss today’s reported results with investors, financial analysts and other interested parties. The call will be held today at 10 a.m. EDT. Interested parties may dial in or listen via an audiocast on the company’s Web site.

Call Title:	NetBank, Inc. Earnings Announcement
Call Leader:	Douglas K. Freeman
Passcode:	NetBank
Toll-Free:	888-889-1959
International:	+1-773-756-0455
One-Week Replay:	800-294-5098 or 402-220-9782

About NetBank, Inc.

NetBank, Inc. (Nasdaq: NTBK) operates a diverse group of complementary financial services businesses that leverage technology for more efficient and cost-effective delivery of services. Its primary areas of operation include personal and small business banking, retail and wholesale mortgage lending, and transaction processing. For more information, please visit www.netbankinc.com.

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Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements in this press release include but are not limited to: 1) Fundamental improvement in the company’s long-term earnings prospects; 2) The ability for management to improve short-term results or protect the company’s overall value by narrowing its focus to initiatives that generate better return on risk-adjusted capital; 3) Management’s belief that the company’s future exposure to potential losses on the pool of loans identified in November 2005 is less today than before; and 4) Reduced pricing competition within the mortgage industry that might lead to improving income margins or earnings.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and future trends to differ materially from those expressed in or implied by such forward-looking statements. The company’s consolidated results of operations and such forward-looking statements could be affected by many factors, including but not limited to: 1) the evolving nature of the market for internet banking and financial services generally; 2) the public’s perception of the internet as a secure, reliable channel for transactions; 3) the success of new products and lines of business considered critical to the company’s long-term strategy, such as small business banking and transaction processing services; 4) potential difficulties in integrating the company’s operations across its multiple lines of business; 5) the cyclical nature of the mortgage banking industry generally; 6) a possible decline in asset quality; 7) changes in general economic or operating conditions that could adversely affect mortgage loan production and sales, mortgage servicing rights, loan delinquency rates and/or loan defaults; 8) the possible adverse effects of unexpected changes in the interest rate environment; 9) adverse legal rulings, particularly in the company’s litigation over leases originated by Commercial Money Center, Inc.; and 10) increased competition and regulatory changes.

Further information relating to these and other factors that may impact the company’s results of operations and such forward-looking statements are disclosed in the company’s filings with the SEC, including under the caption “Item 1A. Risks Factors” in its
Annual Report on Form 10-K for the year ended December 31, 2005. Except as required by the securities laws, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NetBank, Inc.

Consolidated Statements of Operations

For the three months ended March 31,

(Unaudited and in 000’s except per share data)

	2006						2005
	Retail banking	Financial intermediary	Transaction processing	Servicing Asset	Other/ Corporate overhead	Consolidated NetBank, Inc.	Consolidated NetBank, Inc.

Interest income:
Loans and leases	$31,394	$26,416	$7	$—	$98	$57,915	$47,853
Investment securities	8,413	1	—	—	—	8,414	8,788
Short-term investments	389	157	—	—	—	546	379
Inter-segment	23,595	57	—	2,344	(25,996)	—	—
Total interest income	63,791	26,631	7	2,344	(25,898)	66,875	57,020

Interest expense:
Deposits	21,897	—	—	—	—	21,897	13,216
Other borrowed funds	15,975	521	—	4	620	17,120	13,027
Inter-segment	4,950	19,165	88	2,014	(26,217)	—	—
Total interest expense	42,822	19,686	88	2,018	(25,597)	39,017	26,243
Net interest income	20,969	6,945	(81)	326	(301)	27,858	30,777
Provision for credit losses	2,999	58	—	—	—	3,057	2,351
Net interest income after provision for credit losses	17,970	6,887	(81)	326	(301)	24,801	28,426

Non-interest income:
Mortgage servicing fees	3	559	1,456	10,601	—	12,619	12,262
Amortization of MSRs	—	(57)	—	(10,547)	—	(10,604)	(10,628)
Recovery (impairment) of MSRs	—	—	—	3,611	—	3,611	680
(Loss) gain on derivatives	—	—	—	(6,698)	—	(6,698)	(2,789)
Gain on sales of investment securities	—	—	—	—	—	—	2,477
Service charges and fees	2,543	(2)	2,357	—	—	4,898	4,751
Gain on sales of loans and MSRs	—	23,362	—	—	618	23,980	24,820
Other income	1,085	800	499	28	(221)	2,191	2,888
Intersegment servicing/processing fees	—	—	3,363	—	(3,363)	—	—
Total non-interest income	3,631	24,662	7,675	(3,005)	(2,966)	29,997	34,461

Non-interest expense:
Salaries and benefits	4,571	19,106	2,597	—	8,566	34,840	31,723
Customer service	3,270	—	59	—	24	3,353	3,124
Marketing costs	1,338	2,050	55	—	151	3,594	2,855
Data processing	2,586	699	543	—	716	4,544	4,375
Depreciation and amortization	1,770	2,457	961	—	680	5,868	5,603
Office expenses	1,301	1,853	493	—	(219)	3,428	2,820
Occupancy	1,273	3,865	270	—	1,568	6,976	5,901
Travel and entertainment	187	726	115	—	227	1,255	1,250
Professional fees	883	1,003	464	—	996	3,346	3,990
Prepaid lost interest from curtailments	—	7	—	608	—	615	1,024
Other	2,616	3,483	539	15	(2,956)	3,697	3,349
Inter-segment servicing/processing fees	121	739	—	2,503	(3,363)	—	—
Total non-interest expense	19,916	35,988	6,096	3,126	6,390	71,516	66,014
Income before income taxes	$1,685	$(4,439)	$1,498	$(5,805)	$(9,657)	(16,718)	(3,127)
Income tax benefit						5,767	1,098
Net loss						$(10,951)	$(2,029)

Net loss per common and potential common shares outstanding:
Basic and diluted						$(0.24)	$(0.04)

Weighted average common and potential common shares outstanding:
Basic and diluted						46,262	46,366

NetBank, Inc.

Condensed Consolidated Balance Sheet

As of March 31,

(Unaudited and in 000’s)

	March 31, 2006	December 31, 2005	March 31, 2005
Assets
Cash and cash equivalents:
Cash and due from banks	$151,609	$126,666	$144,933
Cash equivelants and fed funds	26,599	23,590	23,695
Total cash, cash equivalents and fed funds	178,208	150,256	168,628
Investment securities available for sale-at fair value	606,959	626,077	741,108
Stock of Federal Home Loan Bank of Atlanta-at cost	54,359	67,049	71,054
Loans held for sale	974,430	1,233,918	1,119,856
Loan and lease receivables-net of allowance for losses	2,192,073	2,224,363	2,122,998
Mortgage servicing rights	212,094	201,880	210,253
Accrued interest receivable	16,849	16,698	12,259
Furniture, equipment and capitalized software	54,053	54,420	49,115
Goodwill and other intangibles	84,918	85,097	80,517
Due from servicers and investors	20,699	26,557	22,683
Unsettled trades	—	—	75,000
Other assets	74,209	85,304	81,544
Total assets	$4,468,851	$4,771,619	$4,755,015

Liabilities
Deposits	$2,826,267	$2,793,847	$2,591,488
Other borrowed funds	1,056,692	1,348,240	1,506,858
Subordinated debt	32,477	32,477	32,477
Accrued interest payable	17,301	17,595	9,853
Loans in process	29,448	34,060	47,937
Unsettled Trades	—	—	—
Representations and warranties	16,234	20,668	22,031
Accounts payable and accrued liabilities	105,402	123,877	141,592
Total liabilities	4,083,821	4,370,764	4,352,236

Minority interests in affiliates	613	676	519

Shareholders’ equity
Preferred stock, no par	—	—	—
Common stock, $.01 par	528	528	528
Additional paid-in capital	433,109	432,140	432,132
Retained earnings	27,173	39,005	40,553
Accumulated other comprehensive loss, net of tax	(13,430)	(7,965)	(6,738)
Treasury stock, at cost	(62,963)	(62,276)	(64,020)
Unearned compensation	—	(1,253)	(195)
Total shareholders’ equity	384,417	400,179	402,260

Total liabilities, minority interests and shareholders’ equity	$4,468,851	$4,771,619	$4,755,015

NetBank, Inc. Consolidated

Selected Financial and Operating Data

(Unaudited and in 000’s except per share data)

	Quarter Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Consolidated:

Net income (loss)	$(10,951)	$895	$(2,029)
Total assets	$4,468,851	$4,771,619	$4,755,015
Total equity	$384,417	$400,179	$402,260
Shares outstanding	46,320	46,396	46,237
Return on average equity	(11.17)%	0.89%	(1.99)%
Return on average assets	(0.89)%	0.07%	(0.17)%
Book value per share	$8.30	$8.63	$8.70
Tangible book value per share	$6.47	$6.79	$6.96

NetBank, FSB:

Deposits	$2,827,509	$2,796,029	$2,592,680
Customers	282,961	285,669	270,898

Estimated Capital Ratios:
Tier 1 core capital ratio	6.83%	6.51%	6.42%
Total risk-based capital ratio	10.31%	10.32%	10.93%

Asset quality numbers:
CMC Lease portfolio	$25,762	$26,054	$31,294
Non-performing loan and lease receivables	6,214	6,995	5,789
Total non-performing loan and lease receivables	31,976	33,049	37,083
Non-performing loans held for sale (1)	40,499	49,255	36,443
Total non-performing loans and leases	72,475	82,304	73,526
Repossessed assets (2)	10,806	8,200	6,330
Total non-performing assets	$83,281	$90,504	$79,856

Allowance for credit losses (ALLL)	$28,302	$27,601	$25,075
Net charge-offs of loan and lease receivables	$(2,356)	$(2,786)	$1,738

Asset quality ratios:
Total non-performing assets / average assets	1.69%	1.78%	1.72%
ALLL / total non-performing loan and lease receivables	88.51%	83.52%	67.62%
Net annualized charge-offs / total assets	0.21%	0.23%	-0.15%

Mortgage Banking:

Production Activity:
Retail	$794,628	$934,184	$637,522
Correspondent	917,284	904,354	859,109
Wholesale	456,542	568,789	608,546
RMS	41,574	52,185	41,249
Total Agency-eligible	2,210,028	2,459,512	2,146,426
Non-conforming	605,234	807,110	630,183
Total	$2,815,262	$3,266,622	$2,776,609

Sales Activity:
Third party sales	$2,887,567	$3,302,059	$2,722,062
Intercompany sales	7,211	56,449	38,401
Total sales	$2,894,778	$3,358,508	$2,760,463

Pipeline:
Locked conforming mortgage loan pipeline	$842,835	$929,205	$917,450

UPB of loans serviced:	$16,286,000	$17,107,575	$18,698,781

(1)   Held for sale assets are carried at the lower of cost or market (LOCOM). LOCOM adjustments, under GAAP, are direct reductions of the assets’ carrying values and are not considered allowances.

(2)   Repossessed assets are carried at net realizable value.